Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

Contacts:
Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 222-9013 ext. 238	(412) 562-1186

David Koehler Steps Down as CFO of Checkers Drive-In Restaurants, Inc.

TAMPA, FL – December 22, 2003 – Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR), today announced that David Koehler has resigned his position as Vice President and Chief Financial Officer of Checkers Drive-In Restaurants, Inc. to accept a Chief Financial Officers position with a West Coast casual restaurant concept.

Keith E. Sirois, President and CEO of Checkers Drive-In Restaurants, Inc., commented: “David was a member of our ‘turnaround team’ that has made Checkers/Rally’s a financially sound, highly competitive brand in the quick service industry. We thank him for his many contributions, and wish him well on his future endeavors.”

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. (www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, produces, owns, operates and franchises quick service “double drive- thru” restaurants.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

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